Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner President and Chief Executive Officer 120 Wilshire Boulevard Santa Monica, CA 90401	Victor R. Santoro Executive Vice President and Chief Financial Officer 120 Wilshire Boulevard Santa Monica, CA 90401
Phone:	310-458-1521 x 271	310-458-1521 x 288
Fax:	310-451-4555	310-451- 4555

FOR IMMEDIATE RELEASE		JANUARY 20, 2006

FIRST COMMUNITY BANCORP ANNOUNCES RECORD EARNINGS FOR THE
FULL YEAR AND FOURTH QUARTER OF 2005

—Net Earnings for 2005 Totaled $50.4 million, Up 38% Over 2004—

—2005 Diluted EPS of $2.98 per Share, Up 31% Over 2004—

—Net Interest Margin for Fourth Quarter 2005 Reaches 6.85%—

— Nonaccrual Loans Decline by 32% from Third Quarter 2005 —

Rancho Santa Fe, California . . . First Community Bancorp (Nasdaq: FCBP) today announced net earnings for the year ended December 31, 2005, of $50.4 million, or $2.98 per diluted share, compared to net earnings of $36.4 million, or $2.27 per diluted share, for the year ended December 31, 2004.  The increase in net earnings compared to last year resulted primarily from increased net interest income due to acquisitions, expanded net interest margin, and organic loan growth.

Fourth quarter 2005 net earnings were $15.3 million, or $0.84 per diluted share, compared to fourth quarter 2004 net earnings of $10.4 million, or $0.65 per diluted share, and third quarter 2005 net earnings of $13.0 million, or $0.78 per diluted share.  These increases are due to expanded net interest margin, acquisitions, and organic loan growth.

The comparability of financial information is affected by our acquisitions.  Operating results include the operations of acquired entities from the dates of acquisition.  In October 2005 we acquired Pacific Liberty Bank, adding $183.3 million in assets and in August 2005 we acquired First American Bank, adding $285.9 million in assets.  We acquired Harbor National Bank in April 2004 and First Community Financial Corporation in March 2004, which when combined together added $304.3 million in assets.

HIGHLIGHTS FOR THE FOURTH QUARTER OF 2005 AND FISCAL 2005

	Fourth Quarter 2005	Fiscal 2005
Net earnings increase over 2004 period	46.3%	38.5%
Diluted EPS increase over 2004 period	29.2%	31.3%
Organic loan growth	$43.7 million	$121.1 million
Average loan yield	8.35%	7.80%
Average cost of deposits	0.58%	0.48%
Net interest margin	6.85%	6.37%
Noninterest bearing deposits to total deposits at period end	49%	49%
Nonaccrual loans to net loans at period end	0.34%	0.34%

Matt Wagner, President and Chief Executive Officer, stated, “We closed out a tremendous year with a strong fourth quarter performance and record earnings, reduced nonaccrual loans, and continued solid growth.  The year was marked by our early efforts to maintain our net interest margin and credit quality in light of the competitive environment, and in the second half of the year by our efforts to maintain our percentage of noninterest bearing deposits and low cost of funding while expanding our margin as rates continued to rise.  We succeeded on all fronts ending the year with our noninterest bearing deposits reaching nearly 50% of total deposits and a net interest margin at 6.85%.”

Mr. Wagner continued, “While keeping to these core principles, we had a busy year on the acquisition front, completing the Pacific Liberty acquisition in October and the First American acquisition during the third quarter, as well as the Cedars acquisition which closed on January 4, 2006.  Additionally, in December 2005 we announced that we signed a definitive agreement for the acquisition of Foothill Independent Bancorp, which is expected to close in the second quarter of 2006.  On a pro forma basis, including the recently completed Cedars acquisition and the pending Foothill acquisition, we would have had approximately $4.9 billion in assets.”

Vic Santoro, Executive Vice President and Chief Financial Officer, also commented, “Our earnings performance in 2005 was the result of not only organic and acquired growth, but also focus on expense control, as reflected by improvement in our efficiency ratio.  Changes in interest rates also drove profitability, as our loan portfolio repriced nicely throughout the year in response to increased market interest rates.  Partially offsetting the increased loan yield were higher funding costs as our borrowings repriced upward in the higher interest rate environment and we increased rates offered on money market and selected time deposit accounts in an effort to remain competitive.”

YEAR TO DATE RESULTS

Dollars in millions, except per share	Year Ended December 31,
data	2005	2004	% Change

Net Earnings	$50.37	$36.36	38.5%
Diluted Earnings Per Share	$2.98	$2.27	31.3%
Return on Average Assets (“ROA”)	1.68%	1.35%	24.4%
Return on Average Equity (“ROE”)	12.1%	10.4%	16.3%
Net Interest Margin	6.37%	5.58%	14.2%
Efficiency Ratio	50.1%	57.1%	(12.3)%

The increases in net earnings, ROA and ROE and the improvement in the efficiency ratio for the year ended December 31, 2005, compared to the same period for 2004 were due mainly to increases in our net interest margin and average loans.  Average loans increased from a combination of organic growth and acquisitions.

FOURTH QUARTER RESULTS

Dollars in millions, except per share data	Fourth Quarter 2005	Third Quarter 2005	% Change	Fourth Quarter 2004	% Change

Net Earnings	$15.29	$12.99	17.7%	$10.45	46.3%
Diluted Earnings Per Share	$0.84	$0.78	7.7%	$0.65	29.2%
ROA	1.87%	1.71%	9.4%	1.47%	27.2%
ROE	12.5%	12.5%	0.0%	11.4%	9.6%
Net Interest Margin	6.85%	6.40%	7.0%	5.84%	17.3%
Efficiency Ratio	48.3%	50.1%	(3.6)%	56.8%	(15.0)%

The increases in net earnings, ROA and ROE and the improvement in the efficiency ratio for the fourth quarter of 2005 compared to the fourth quarter of 2004 were due primarily to increases in our net interest margin and average loans.  The increases in net earnings, ROA and ROE for the fourth quarter of 2005 compared to the third quarter of 2005 were due mainly to increased net interest income, driven by higher loan yields, increased average loans, and low deposit cost, that were offset in part by higher noninterest expense.  Average loans increased from a combination of organic growth and acquisitions.  We maintained our disciplined deposit pricing which resulted in our overall deposit cost increasing only 7 basis points to 0.58% in the fourth quarter of 2005 from 0.51% in the third quarter of 2005.

Net income for the fourth quarter of 2005 included an accrued expense for a pending legal settlement for certain previously disclosed litigation in the amount of $450,000 after tax ($775,000 pretax), as described more fully below.  Net income for the fourth quarter 2004 included an after tax gain of $566,000 ($975,000 pretax) on the sale of an acquired charged off loan; there is no similar item in 2005.

BALANCE SHEET GROWTH

Loans, net of deferred fees and costs, increased $349.7 million, including $228.5 million of acquired loans, to $2.5 billion at December 31, 2005, from year end 2004.  Loan growth was $164.5 million during the fourth quarter of 2005 including $120.8 million of loans acquired in the Pacific Liberty transaction.  Organic loan growth was $121.1 million for 2005 and $43.7 million for the fourth quarter of 2005.  Deposits decreased $27.0 million from year-end 2004 to $2.4 billion at December 31, 2005.  Year-end 2004 deposits included a short-term $365.0 million interest-bearing deposit received on December 31, 2004, which has since been withdrawn by the customer.  During 2005, we acquired $359.6 million in deposits through our acquisitions. Excluding the $365.0 million deposit and our 2005 acquisition activity, our deposit balances decreased $21.6 million since the end of 2004; this decline is due mainly to a decrease in money market and time deposits offset by a $102.5 million increase in demand deposits.  Demand deposits totaled $1.2 billion at December 31, 2005, and represented 49.0% of total deposits at that date.  Loan demand in excess of deposit growth was funded by additional borrowings from the Federal Home Loan Bank.

NET INTEREST INCOME CONTINUES TO INCREASE

Net interest income increased $34.7 million, or 27.6%, to $160.4 million for the year ended December 31, 2005, when compared to 2004.  Interest income increased $43.2 million mostly as a result of the $334.2 million increase in average loans for 2005 when compared to 2004.  In addition, increases in our prime lending rate and loan repricings in response to market interest rate changes caused our loan yield to increase.  Interest expense increased $8.5 million year-over-year due mostly to an increase in the cost of our funding sources and, to a lesser extent, from increased average borrowings used to fund loan growth and acquisitions.

Net interest income increased to $46.9 million for the fourth quarter of 2005 compared to $34.8 million for the same period of 2004 and $40.8 million for the third quarter of 2005.  The year-over-year increase was mainly a result of increased interest income from higher loan yields and our loan growth, and offset partially by higher interest expense.  Average earning assets increased $345.0 million for the fourth quarter of 2005 when compared to the same period of 2004.  Average loans increased $354.2 million for the fourth quarter of 2005 when compared to the same period of 2004; this increase was driven by the combination of organic growth and the acquisitions completed in August and October 2005.    Total interest expense increased to $6.9 million for the fourth quarter of 2005 from $4.2 million for the same period of 2004 due largely to higher funding rates.  The increase in net interest income over the previous quarter resulted mostly from a combination of an increase in our average loans, including the impact of having the First American acquisition for an entire quarter and the Pacific Liberty acquisition from early in the fourth quarter, and an increase in our loan yield.  Total interest expense increased in consecutive quarters due largely to the effect from our borrowings, money market accounts and time deposits repricing in the higher interest rate environment.

NET INTEREST MARGIN CONTINUES TO EXPAND

Our net interest margin increased 79 basis points to 6.37% for the year ended December 31, 2005, from 5.58% for 2004.  This increase was mainly the result of higher average loan balances and loan yields.

The Company’s net interest margin for the fourth quarter of 2005 was 6.85%, an increase of 101 basis points when compared to the same period of 2004 and an increase of 45 basis points when compared to the third quarter of 2005.  The increases in the net interest margin are due mainly to the increase in our prime lending rate in response to the gradual rise in market interest rates, offset in part by increased funding costs.  Yields on average earning assets were 7.85% and 6.54% for the fourth quarters of 2005 and 2004, and 7.33% for the third quarter of 2005.  The increase in the yield on average earning assets was driven mostly by increases in our loan yields: the yield on average loans was 8.35% and 7.06% for the fourth quarters of 2005 and 2004, and 7.92% for the third quarter of 2005.

The average cost of deposits was 0.58% for the fourth quarter of 2005 compared to 0.33% and 0.51% for the fourth quarter of 2004 and the third quarter of 2005.  These increases in deposit cost resulted from upward adjustments we made in rates offered on money market and certain time deposits.  The overall cost of interest-bearing liabilities increased to 1.77% for the fourth quarter of 2005 compared to 1.16% for the same period of 2004 and 1.63% for the third quarter of 2005.  These increases were due to a combination of the increase in the cost of deposit products and the repricing of our borrowings in the higher interest rate environment.

NONINTEREST INCOME ITEMS

Noninterest income for the year ended December 31, 2005, totaled $13.9 million compared to $16.9 million for 2004.  Noninterest income for the fourth quarter of 2005 totaled $3.5 million, compared to $4.7 million for the fourth quarter of 2004 and $3.5 million for the third quarter of 2005.  The decreases in noninterest income result largely from lower service charges and fees on deposit accounts which have declined due to increased market interest rate-related earnings credits on business accounts.  The full year and fourth quarter of 2004 included a gain of $975,000 on the sale of an acquired charged-off loan; there was no such item in 2005.

NONINTEREST EXPENSE ITEMS

Noninterest expense for the year ended December 31, 2005, totaled $87.4 million compared to $81.5 million for the same period of 2004.  The increase relates mostly to increased compensation expense which is a result of additional staff added through our acquisitions, pay rate increases, and increased incentive compensation accruals and employee benefits costs.  Occupancy costs increased due to additional office locations added by acquisitions.  Professional services expense increased mostly for legal matters.  Other noninterest expense includes an accrued expense of $775,000 in the fourth quarter of 2005 in connection with an ongoing class action lawsuit (currently pending as Gilbert et. al. v. Cohn et. al., Case No. BC310846, in the Los Angeles Superior Court, as described in our previous filings with the U.S. Securities and Exchange Commission, which we refer to as the Gilbert Litigation) for which we reached a settlement in principle.  The proposed settlement in the Gilbert Litigation is subject to the final settlement terms and documentation being agreed upon by First Community, the plaintiffs and other parties who are also contributing to this settlement.  Additionally, the settlement is subject to approval by the Los Angeles Superior Court.  While we believe that this settlement, if finalized, will end our exposure to the underlying claims by participating class members, we cannot be certain that a final settlement will be reached or that we will not be subject to further claims by parties related to the same claims who did not participate in the settlement.  In connection with the Gilbert Litigation settlement, we also reached a settlement in principle of a legal dispute with Progressive Casualty Insurance Co. with respect to insurance coverage of First Community’s defense of the Gilbert Litigation.  The settlement with Progressive, which includes additional contributions by Progressive under First Community’s policy toward the settlement of the Gilbert Litigation and a dismissal by Progressive of any claims against First Community for reimbursement, is contingent upon the consummation of the Gilbert Litigation settlement.

Noninterest expense for the fourth quarter of 2005 totaled $24.4 million compared to $22.4 million for the fourth quarter of 2004 and $22.2 million for the third quarter of 2005.  The increase in noninterest expense for the fourth quarter of 2005 compared to the fourth quarter of 2004 is due mainly to our 2005 acquisitions.  In addition, compensation increased for additional incentive compensation accruals and professional services expense increased in relation to legal costs for certain legal matters.  As explained above, other noninterest expense includes an accrued expense of $775,000 for the pending settlement in the Gilbert Litigation.

The $2.1 million increase in noninterest expense for the fourth quarter of 2005 compared to the third quarter of 2005 was due mainly to the fourth quarter proposed legal settlement accrual and increased compensation offset by lower professional services expense.  The increase in compensation is attributed to the additional staff costs for the 2005 acquisitions and increased incentive accruals.  The decrease in other professional services is attributed to decreased legal costs due mostly to reaching the pending settlement in the Gilbert Litigation.  Otherwise, noninterest expenses generally increased due to the impact of the First American and Pacific Liberty acquisitions.

Noninterest expense includes the following noncash items for the periods indicated:

	Fourth Quarter 2005	Fourth Quarter 2004	Fiscal 2005	Fiscal 2004
Intangible asset amortization	$1,066,000	$837,000	$3,607,000	$3,253,000
Restricted and performance stock amortization	1,245,000	3,109,000	4,308,000	7,518,000
Total	$2,311,000	$3,946,000	$7,915,000	$10,771,000

On January 3, 2006, the Company’s Compensation, Nomination and Governance Committee, or CNG Committee, of the Board of Directors awarded 285,000 shares of performance stock.  Such performance stock will vest in full on the earlier of the date on which the CNG Committee certifies that First Community achieved the financial performance target tied to the performance stock grant, there occurs a change in control of the Company, or the death of the grantee occurs.  Amortization expense for all restricted and performance stock awards is estimated to be $6.6 million for 2006.  Intangible asset amortization is estimated to be $4.2 million for 2006, excluding any effect from the Cedars acquisition and announced Foothill acquisition.  These estimates are, however, subject to change.

On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.  Given that all of our outstanding stock options have already vested, the impact of adopting the new standard is not expected to have a material impact on our results of operations.

CREDIT QUALITY

Nonaccrual loans decreased to $8.4 million, or 0.34% of loans, net of deferred fees and costs, at December 31, 2005, from $12.4 million, or 0.54% of loans net of deferred fees and costs, at September 30, 2005.  The majority of this decrease was due to $ 3.9 million in payments received in relation to loans on nonaccrual at September 30, 2005, and one nonaccrual foreign loan for $730,000 was returned to accrual status.

The provisions for credit losses made during 2005 were in response to both the growth in the loan portfolio and the level of nonaccrual loans.  The allowance for credit losses as a percentage of total loans, net of deferred fees and costs, was 1.34% at December 31, 2005, compared to 1.38% at September 30, 2005.  The allowance for credit losses to nonaccrual loans increased to 391.5% as of December 31, 2005 compared to 256.5% as of September 30, 2005.  The allowance for total credit losses totaled $33.0 million at December 31, 2005, and was comprised of the allowance for loan losses of $27.3 million and the reserve for unfunded loan commitments of $5.7 million.

Prior to December 31, 2005, and as previously disclosed, the reserve for unfunded loan commitments related to real estate loans was included in our allowance for loan losses.   As of December 31, 2005, commitments for all categories of loans are now used to determine the amount of the separate reserve for unfunded loan commitments. Accordingly, we reclassified from the allowance for loan losses to the reserve for unfunded loan commitments the commitment reserve related to real estate loans that was previously included in the allowance for loan losses prior to December 31, 2005.   Generally, as loans are funded, the amount of the commitment reserve applicable to such funded loans will be transferred from the reserve for unfunded loan commitments to the allowance for loan losses based on our reserving methodology.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

First Community and its wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank, each remained well capitalized at December 31, 2005.

ACQUISITIONS

On August 12, 2005, we completed our previously announced acquisition of First American Bank, a four-branch bank previously headquartered in Rosemead, California.  With the completion of this acquisition, First American merged into Pacific Western, adding its branches to the Pacific Western branch network.  First Community paid approximately $59.7 million in cash to First American shareholders and caused First American to pay approximately $2.6 million in cash for all of the outstanding options to purchase First American stock.  The aggregate transaction value amounted to $62.3 million.  To augment the Company’s and Pacific Western’s regulatory capital and to help fund the acquisition, we sold 744,680 common shares in August 2005 and 300,000 common shares in September 2005 for total net proceeds of approximately $49 million.

On October 7, 2005, we completed our previously announced acquisition of Pacific Liberty Bank, a bank with two branches located in Huntington Beach, California.  With the completion of this acquisition, Pacific Liberty merged into Pacific Western, adding its branches to the Pacific Western branch network.  Pacific Liberty shareholders received approximately 784,000 shares of First Community Bancorp stock on October 7, 2005, which had a market value of $36.6 million.  Pacific Liberty option holders received approximately $5.0 million in cash in lieu of First Community Bancorp stock.  The aggregate transaction value was approximately $41.6 million.

On January 4, 2006, we completed our previously announced acquisition of Cedars Bank.  First Community paid $120.0 million in cash for all the outstanding common stock and options of Cedars Bank.  Cedars Bank had $438.0 million in assets at December 31, 2005, and six branch offices.  Upon completion of the acquisition, Cedars Bank was merged into Pacific Western and added its branches to the Pacific Western branch network.

On December 15, 2005, we announced that we had entered into a definitive agreement to acquire all of the outstanding common stock and options of Foothill Independent Bancorp, parent of Foothill Independent Bank, in exchange for First Community common stock, along with cash to existing Foothill option holders, for a total purchase price of approximately $238 million. Foothill had $794 million in assets at September 30, 2005, and twelve branches across Los Angeles, Riverside and San Bernardino Counties. The Foothill transaction is subject to customary conditions, including the approval of both Foothill’s and First Community’s shareholders and bank regulatory authorities, and is expected to close in the second quarter of 2006. Immediately following the completion of the acquisition, it is anticipated that Foothill Independent Bank will be merged into Pacific Western.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $3.2 billion in assets as of December 31, 2005, with two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank. Through the banks’ 48 full-service community banking branches (which includes branches acquired through Cedars Bank acquisitions subsequent to December 31, 2005), First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western has 34 branches throughout Los Angeles, Orange, Riverside and San Bernardino Counties, and 1 branch in San Francisco and First National Bank has 13 branches across San Diego County. Through its subsidiary First Community Financial, First National provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com. Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community. First Community cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; costs and uncertainties related to the outcome of pending litigation;  revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect First Community’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the Company’s trust preferred securities; changes in the securities markets and other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by First Community with the SEC.  The documents filed by First Community with the SEC may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

This press release does not constitute an offer to sell securities or a solicitation of an offer to buy and does not constitute solicitation material in respect of the proposed acquisition of Foothill Independent Bancorp. In connection with the proposed Foothill transaction, First Community intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement-prospectus to be mailed to stockholders of Foothill and First Community and other relevant documents in connection with the proposed transaction. Shareholders of Foothill and First Community are urged to read the proxy statement-prospectus and any other relevant documents filed with the SEC because they will contain important information about First Community, Foothill and the proposed Foothill transaction. The final proxy statement-prospectus will be mailed to shareholders of Foothill and First Community.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2005	2004
	(In thousands, except share data)
Assets:
Cash and due from banks	$100,662	$72,581
Federal funds sold	4,600	246,700
Total cash and cash equivalents	105,262	319,281

Interest-bearing deposits in financial institutions	90	702

Federal Reserve Bank and Federal Home Loan Bank stock, at cost	26,753	24,112
Securities available-for-sale	212,601	245,395
Total securities	239,354	269,507

Gross loans	2,476,974	2,125,314
Deferred fees and costs	(9,146)	(7,143)
Loans, net of deferred fees and costs	2,467,828	2,118,171
Allowance for loan losses	(27,303)	(24,083)
Net loans	2,440,525	2,094,088
Premises and equipment	19,063	14,919
Intangible assets	323,188	256,955
Cash surrender value of life insurance	56,207	52,283
Other assets	42,722	41,718
Total assets	$3,226,411	$3,049,453

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,179,808	$941,716
Interest-bearing deposits	1,225,553	1,490,674
Total deposits	2,405,361	2,432,390

Accrued interest payable and other liabilities	38,318	31,533
Borrowings	160,300	90,000
Subordinated debentures	121,654	121,654
Total liabilities	2,725,633	2,675,577

Shareholders’ Equity:
Common stock	410,419	318,880
Retained earnings	102,325	67,911
Unearned equity compensation	(9,551)	(11,445)
Accumulated other comprehensive income:
Unrealized loss on securities available-for-sale, net	(2,415)	(1,470)
Total shareholders’ equity	500,778	373,876
Total liabilities and shareholders’ equity	$3,226,411	$3,049,453

Shares outstanding (includes 405,831 shares at December 31, 2005, and 585,416 shares at December 31, 2004,underlying unvested stock awards)	18,346,566	16,267,862
Book value per share	$27.30	$22.98

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Quarter Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$51,120	$36,839	$174,202	$130,175
Interest on time deposits in other financial institutions	—	5	5	34
Interest on investment securities	2,220	2,055	7,900	9,584
Interest on federal funds sold	379	74	1,245	354
Total interest income	53,719	38,973	183,352	140,147

Interest expense:
Interest expense on deposits	3,667	1,813	11,087	7,124
Interest expense on borrowings	849	593	3,350	1,144
Interest expense on subordinated debentures	2,345	1,762	8,480	6,149
Total interest expense	6,861	4,168	22,917	14,417

Net interest income before provision for credit losses	46,858	34,805	160,435	125,730
Provision for credit losses	—	—	1,420	465
Net interest income after provision for credit losses	46,858	34,805	159,015	125,265

Noninterest income:
Service charges on deposit accounts	1,511	1,837	6,367	8,298
Other commissions and fees	1,164	902	4,292	3,690
Gain on sale of loans, net	129	1,265	596	1,804
Loss on sale of securities, net	(45)	(36)	(45)	(6)
Increase in cash surrender value of life insurance	407	444	1,628	1,898
Other income	377	267	1,052	1,230
Total noninterest income	3,543	4,679	13,890	16,914

Noninterest expense:
Compensation	13,227	12,758	48,623	45,220
Occupancy	2,866	2,629	10,733	10,458
Furniture and equipment	740	704	2,730	2,923
Data processing	1,305	1,264	4,869	4,476
Other professional services	985	1,592	4,548	4,126
Business development	335	300	1,188	1,251
Communications	548	492	1,993	2,009
Insurance and assessments	426	426	1,715	1,647
Intangible asset amortization	1,066	837	3,607	3,253
Other	2,860	1,426	7,408	6,157
Total noninterest expense	24,358	22,428	87,414	81,520
Earnings before income taxes	26,043	17,056	85,491	60,659
Income taxes	10,751	6,607	35,125	24,296
Net earnings	$15,292	$10,449	$50,366	$36,363

Per share information:
Number of shares (weighted average)
Basic	17,869.1	15,603.0	16,536.4	15,520.7
Diluted	18,189.7	16,071.6	16,893.5	15,987.1
Earnings per share
Basic	$0.86	$0.67	$3.05	$2.34
Diluted	$0.84	$0.65	$2.98	$2.27

UNAUDITED AVERAGE BALANCE SHEETS

	Quarter Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Dollars in thousands)
Average Assets:
Loans, net of deferred fees and costs	$2,430,146	$2,075,962	$2,231,975	$1,897,755
Investment securities	246,720	278,592	248,471	324,156
Federal funds sold	38,414	14,892	39,117	29,206
Interest-bearing deposits in financial institutions	82	929	198	1,560
Average earning assets	2,715,362	2,370,375	2,519,761	2,252,677
Other assets	528,606	449,449	473,024	437,893
Average total assets	$3,243,968	$2,819,824	$2,992,785	$2,690,570

Average Liabilities and Shareholders’ Equity:
Average liabilities
Noninterest-bearing deposits	$1,173,666	$987,467	$1,072,071	$933,418
Interest-bearing deposits	1,317,663	1,195,760	1,233,900	1,194,167
Average deposits	2,491,329	2,183,227	2,305,971	2,127,585
Other interest-bearing liabilities	216,409	228,507	227,376	172,459
Other liabilities	50,710	43,403	43,352	39,608
Average liabilities	2,758,448	2,455,137	2,576,699	2,339,652
Average equity	485,520	364,687	416,086	350,918
Average liabilities and shareholders’ equity	$3,243,968	$2,819,824	$2,992,785	$2,690,570

Yield Analysis:
Average earning assets	$2,715,362	$2,370,375	$2,519,761	$2,252,677
Yield	7.85%	6.54%	7.28%	6.22%
Average interest-bearing deposits	$1,317,663	$1,195,760	$1,233,900	$1,194,167
Cost	1.10%	0.60%	0.90%	0.60%
Average deposits	$2,491,329	$2,183,227	$2,305,971	$2,127,585
Cost	0.58%	0.33%	0.48%	0.33%
Average interest-bearing liabilities	$1,534,072	$1,424,267	$1,461,276	$1,366,626
Cost	1.77%	1.16%	1.57%	1.05%

Interest spread	6.08%	5.38%	5.71%	5.17%
Net interest margin	6.85%	5.84%	6.37%	5.58%

Average interest sensitive liabilities	$2,707,738	$2,411,734	$2,533,347	$2,300,044
Cost	1.01%	0.69%	0.90%	0.63%

LOAN CONCENTRATION
(unaudited)

	As of the Dates Indicated
	12/31/05	9/30/05	6/30/05	3/31/05	12/31/04
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$639,393	$610,075	$587,716	$611,271	$604,995
Real estate-construction	570,080	506,469	438,740	405,891	410,167
Commercial real estate-mortgage	1,117,030	1,049,745	991,556	980,612	967,270
Consumer	47,221	41,739	43,965	40,208	42,723
Foreign:
Commercial	94,930	94,402	97,672	86,504	88,428
Other	8,320	9,365	9,962	10,787	11,731
Total gross loans	2,476,974	2,311,795	2,169,611	2,135,273	2,125,314

CREDIT QUALITY MEASURES (Unaudited)

	As of or for the:
	Quarter Ended	Year Ended	Year Ended
	12/31/05	12/31/05	12/31/04

Nonaccrual loans	$8,422	$8,422	$8,911
Other real estate owned	—	—	—
Total nonperforming assets	$8,422	$8,422	$8,911

Impaired loans, gross	$8,422	$8,422	$8,911
Allocated allowance for loan losses	(583)	(583)	(561)
Net investment in impaired loans	$7,839	$7,839	$8,350

Charged-off loans	$(904)	$(3,518)	$(3,607)
Recoveries	399	2,360	2,078
Net charge-offs	$(505)	$(1,158)	$(1,529)

Allowance for loan losses to loans, net of deferred fees and costs	1.11%	1.11%	1.14%
Allowance for total credit losses to loans, net of deferred fees and costs	1.34%	1.34%	1.39%
Allowance for loan losses to nonaccrual loans	324.2%	324.2%	270.3%
Allowance for total credit losses to nonaccrual loans	391.5%	391.5%	331.1%
Allowance for loan losses to nonperforming assets	324.2%	324.2%	270.3%
Allowance for total credit losses to nonperforming assets	391.5%	391.5%	331.1%
Nonperforming assets to loans, net of deferred fees and costs, and other real estate owned	0.34%	0.34%	0.42%
Annualized net charge-offs to average loans	0.08%	0.05%	0.08%
Nonaccrual loans to loans, net of deferred fees and costs	0.34%	0.34%	0.42%

ALLOWANCE FOR CREDIT LOSSES (unaudited)

	Quarter Ended	Year Ended December 31,
	12/31/05	2005	2004

Balance at beginning of period	$31,862	$29,507	$25,752
Loans charged-off:
Commercial	(864)	(1,646)	(2,830)
Real estate – construction	—	—	—
Real estate – mortgage	(3)	(100)	(128)
Consumer	(37)	(180)	(305)
Foreign	—	(1,592)	(344)
Total loans charged-off	(904)	(3,518)	(3,607)

Recoveries on loans charged-off:
Commercial	333	2,106	1,653
Real estate – construction	—	—	—
Real estate – mortgage	1	11	64
Consumer	63	241	311
Foreign	2	2	50
Total recoveries on loans charged-off	399	2,360	2,078
Net charge-offs	(505)	(1,158)	(1,529)
Provision for credit losses	—	1,420	465
Additions due to acquisitions	1,614	3,202	4,819
Balance at end of period	$32,971	$32,971	$29,507

COMPONENTS OF ALLOWANCE FOR CREDIT LOSSES (unaudited)

	As of December 31,
	2005	2004

Allowance for loan losses (a)	$27,303	$24,083
Reserve for unfunded loan commitments (a)	5,668	5,424
Balance at end of period	$32,971	$29,507

(a)  Prior to December 31, 2005, and as previously disclosed, the reserve for unfunded loan commitments related to real estate loans was included in our allowance for loan losses.   As of December 31, 2005, commitments for all categories of loans are now used to determine the amount of the separate reserve for unfunded loan commitments. Accordingly, we reclassified from the allowance for loan losses to the reserve for unfunded loan commitments the commitment reserve related to real estate loans that was previously included in the allowance for loan losses prior to December 31, 2005.   Generally, as loans are funded, the amount of the commitment reserve applicable to such funded loans will be transferred from the reserve for unfunded loan commitments to the allowance for loan losses based on our reserving methodology.